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                                                                    Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-8 of Bay Apartment Communities, Inc. (the "Company") of our report dated January 30, 1998, except for Note 14, as to which the date is March 24, 1998, on our audits of the consolidated financial statements and financial statement schedule of the Company as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997, which report is included in the Company's 1997 Annual Report on Form 10-K, as amended on Form 10-K/A, and of our report dated March 25, 1998, on our audit of the statement of financial condition as of December 31, 1997, and the related statement of changes in plan equity for the year ended December 31, 1997, of the Company's 1996 Non-Qualified Employee Stock Purchase Plan (the "Plan") included in the Plan's Annual Report on Form 11-K, and of our report dated December 16, 1997, on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Laguna Brisas Apartments for the period March 7, 1997 to November 30, 1997, and of our report dated February 12, 1998, on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Cabrillo Square Apartments for the year ended December 31, 1997, which reports are included in the Company's Current Report on Form 8-K filed March 27, 1998.


                                              /s/ Coopers & Lybrand L.L.P.

                                              COOPERS & LYBRAND L.L.P.

San Francisco, California
June 4, 1998